AGREEMENT

IT IS AGREED this 13 day of December, 1999, effective December 15, 1999, by and between Northrop Family Trust ("NFT") and Bion Environmental Technologies, Inc. ("BION") as follows:

WHEREAS BION is entering into an agreement ("D2 AGREEMENT") with D2 CO. ("D2") concerning management, consulting and financing; and

WHEREAS D2 requires that BION and certain major shareholders and/or creditors of BION, including NFT, agree to certain conditions as partial consideration for the D2 AGREEMENT with BION; and

WHEREAS NFT considers the D2 AGREEMENT to be in the best interests of BION and is willing to accept the following conditions;

NOW THEREFORE, IN CONSIDERATION of the mutual promises and covenants herein:

1) NFT agrees to exercise all $2.25 Warrants (38,000 as of 11/30/99) by canceling existing long term promissory note ($90,407.40 as of 11/30/99) in a registered exchange offering subsequent not less than $3,000,000 net funding of BION subsequent hereto ("FINANCING"). Any excess to the balance as of 11/30/99 will result in additional shares being issued, or will be paid in cash at closing.

2) NFT agrees to recommend and support a registered exchange including BION Class X Warrants and BION Class Z Warrants with tentative exchange ratios as follows:
          1 Class X Warrant = 0.3 registered BION common shares; and
          1 Class Z Warrant = 0.15 registered BION common shares;
provided, however, that based on events subsequent hereto the proposed exchange ratios may need to be adjusted to insure fairness to all holders or BION may elect to not proceed with the proposed exchange on any terms.


Bion Environmental Technologies, Inc.       Northrop Family Trust

By: /s/ Mark A. Smith                       by: /s/ Jon Northrop
    Authorized Officer                         Authorized Officer